Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-208576

PROSPECTUS

UP TO 14,501,236 SHARES

Class A Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 14,501,236 shares of Class A common stock, par value $0.01 per share, of The Habit Restaurants, Inc. Out of the 14,501,236 shares of Class A common stock that our selling stockholders may offer and sell, (i) 2,259,754 restricted shares of Class A common stock previously have been issued to one of our stockholders and (ii) the remaining 12,241,482 shares of Class A common stock have been or will be issued by us in the future from time to time to our stockholders that are also holders of LLC Units (as defined herein) upon the exchange by such stockholders of an equivalent number of LLC Units (and the corresponding cancellation of an equivalent number of shares of Class B common stock, par value $0.01 per share, of The Habit Restaurants, Inc.) held by such stockholders.

Selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our Class A common stock covered by this prospectus through underwriters, broker-dealers or agents, or directly to purchasers. If the shares of Class A common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

We are not selling any shares of Class A common stock under this prospectus, and we will not receive any of the proceeds from the offer and sale of shares of our Class A common stock by the selling stockholders.

This prospectus describes the general manner in which shares of Class A common stock may be offered and sold by any selling stockholder. When the selling stockholders sell shares of Class A common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Our Class A common stock is listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “HABT.” We have two classes of common stock: Class A common stock and Class B common stock. Under our amended and restated certificate of incorporation, each share of Class A common stock and Class B common stock is entitled to one vote. Holders of our Class A common stock and Class B common stock generally vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. All of our Class B common stock is held by the Continuing LLC Owners (as defined herein) on a one-to-one basis with the number of common units in The Habit Restaurants, LLC (the “LLC Units”). See “Prospectus Summary.”

The last reported sale price of our Class A common stock on December 24, 2015 was $23.47 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2014, as filed with the SEC on March 12, 2015 (the “Annual Report”).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 28, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). Under this shelf registration statement, selling stockholders may offer and sell the shares of our Class A common stock covered by this prospectus in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered hereby, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

In connection with offerings by selling stockholders, we may file one or more prospectus supplements that would contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. If there is an inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the sections entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

We and the selling shareholders have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any such person. This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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You should rely only on the information contained in this prospectus or in any related free-writing prospectus we may authorize to be delivered to you. Neither we, the selling stockholders, nor the underwriters, as applicable, have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any related free-writing prospectuses we have prepared. Neither we, the selling stockholders, nor the underwriters, as applicable, take responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of shares of our Class A common stock.

For investors outside of the United States: we have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside of the United States.

MARKET AND OTHER INDUSTRY DATA

Unless otherwise indicated, market data and certain industry forecasts used throughout this prospectus were obtained from various sources, including internal surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. In particular, we have obtained information regarding the restaurant industry, including market sizes and sales growth in the fast casual segment of the restaurant industry, from Technomic, Inc. (“Technomic”), a national consulting market research firm. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. The future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications and reports.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, tag-lines, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks.

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PROSPECTUS SUMMARY

The following summary highlights information incorporated by reference or appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, and in particular, the section entitled “Risk Factors” and our consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

In this prospectus, unless the context requires otherwise, references to “The Habit Burger Grill,” “The Habit,” the “Company,” “we,” “our” or “us” refer collectively to (i) The Habit Restaurants, LLC and its consolidated subsidiaries and (ii) The Habit Restaurants, Inc., the issuer of the Class A common stock offered hereby, and its consolidated subsidiaries.

Our Company

The Habit Burger Grill is a high-growth, fast casual restaurant concept that specializes in preparing fresh, made-to-order char-grilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade albacore tuna cooked over an open flame. In addition, we feature freshly prepared salads and an appealing selection of sides, shakes and malts. The char-grilled preparation of our fresh burgers, topped with caramelized onions, melted cheese, crisp lettuce, ripe tomatoes and wrapped neatly in paper, has generated tremendous consumer response, resulting in our burger being named the “best tasting burger in America” in July 2014 in a comprehensive survey conducted by one of America’s leading consumer magazines. We operate in the approximately $39 billion fast casual restaurant segment, which we believe has created significant recent disruption in the restaurant industry and is rapidly gaining market share from adjacent restaurant segments, resulting in significant growth opportunities for restaurant concepts such as The Habit.

The first Habit Burger Grill opened in Santa Barbara, California in 1969. Our Chief Executive Officer, Russell W. Bendel, joined The Habit in 2008, and since then we have grown our brand on a disciplined basis. Our highly experienced management team has created and refined our infrastructure to deliver replicable restaurant-level systems, processes and training procedures that can deliver a high-quality experience that is designed to consistently exceed our customers’ expectations.

On November 25, 2014, we completed our initial public offering (the “IPO”) of 5,750,000 shares of Class A common stock at a price to the public of $18.00 per share, raising net proceeds of $96.3 million after underwriting discounts and commissions, but before expenses. In connection with our IPO, The Habit Restaurants, LLC completed a series of recapitalization transactions (the “Recapitalization”), in order to reorganize our capital structure in preparation of the IPO. Each share of The Habit Restaurants, Inc. Class A common stock corresponds to an economic interest held (directly or indirectly) by The Habit Restaurants, Inc. in The Habit Restaurants, LLC. Members of The Habit Restaurants, LLC are entitled to a proportionate share of the distributions and earnings of The Habit Restaurants, LLC, provided that The Habit Restaurants, Inc., as the managing member of The Habit Restaurants, LLC, is entitled to non-pro rata distributions for certain fees and expenses.

We used all of the net proceeds we received from the IPO to purchase, directly and indirectly, LLC Units (as defined below) from The Habit Restaurants, LLC. The Habit Restaurants, LLC subsequently used a portion of such proceeds to repay $13.9 million of borrowings then outstanding under our existing credit facility with California Bank & Trust, to extinguish the approximately $30 million balance on a bridge loan facility provided by California Bank & Trust (the “Bridge Loan”) incurred in connection with the distribution to the members of The Habit Restaurants, LLC made immediately prior to the completion of the IPO and, with the remaining proceeds, have and will support our growth, for working capital and general corporate purposes.

On April 15, 2015, certain selling stockholders completed a follow-on offering of 5,750,000 shares of Class A common stock, including the underwriters’ exercise in full of its option to purchase 750,000 additional shares, at a price to the public of $30.96 per share (the “April 2015 Offering”). In connection therewith, 4,785,204 LLC Units were exchanged (and 4,785,204 corresponding shares of Class B common stock were cancelled), and our ownership in The Habit Restaurants, LLC correspondingly increased. We did not receive any proceeds from the April 2015 Offering.

Corporate Information

The Habit Restaurants, Inc., a Delaware corporation, was formed July 24, 2014 and prior to the IPO had not conducted any activities, other than (i) those incident to its formation, (ii) the merger transactions resulting in it holding interests, indirectly through its wholly-owned subsidiaries, in The Habit Restaurants, LLC (such interests collectively representing a less than 20% interest in The Habit Restaurants, LLC) and (iii) the preparation of the IPO registration statement. Prior to the completion of our IPO, we had no other material assets and had not engaged in any business or other activities except in connection with our IPO and transactions related to the Recapitalization, which consisted of the amendment of the Limited Liability Company Agreement of The Habit Restaurants, LLC (along with any amendments and restatements thereto, the “LLC Agreement”), the issuance of shares of our Class B common stock and entry into the tax receivable agreement (the “TRA”), the registration rights agreement and the recapitalization agreement. The consolidated financial statements of The Habit Restaurants, Inc. include the accounts of The Habit Restaurants, LLC and its wholly-owned subsidiaries.

Our principal executive offices are located at 17320 Red Hill Avenue, Suite 140, Irvine, CA 92614, and our telephone number is (949) 851-8881. Our website is www.habitburger.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

The Habit Burger Grill, the Habit Burger Grill design logo and other Habit trademarks and service marks included in this prospectus are the property of The Habit Restaurants, LLC. This prospectus and the documents incorporated by reference in this prospectus contain additional trade names, trademarks and service marks of other companies. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we have elected to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may take advantage of these exemptions until we are no longer an emerging growth company. The JOBS Act further permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have chosen to opt out of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will continue to be an emerging growth company until the earliest to occur of (i) the date on which we are deemed to be a “large accelerated filer” (as that term defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (ii) the last day of the fiscal year in which we had total annual gross revenue of $1 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the completion of our IPO, which is December 31, 2019.

The Offering

Class A common stock outstanding immediately prior to the offering of Class A common stock for resale by the selling stockholders	13,759,754 shares

Class B common stock outstanding immediately prior to the offering of Class A common stock for resale by the selling stockholders	12,241,482 shares

Class A common stock that may sold by the selling stockholders to the public	Up to 14,501,236 shares (1)

Class A common stock to be outstanding immediately after the sale of all Class A common stock registered hereby by the selling stockholders to the public	26,001,236 shares (2)

Class B common stock to be outstanding immediately after the sale of Class A common stock by the selling stockholders to the public	None (2)

References in this section to shares of our Class A common stock to be offered and outstanding immediately after the sale of Class A common stock by the selling stockholders hereby exclude 2,525,275 shares of Class A common stock reserved for issuance or subject to outstanding awards under our 2014 Omnibus Incentive Plan.

(1)	Consists of an aggregate of (i) 2,259,754 restricted shares of Class A common stock that were previously issued to an affiliate of the Continuing LLC Owners, and (ii) 12,241,482 shares of Class A common stock issuable by us upon the exchange by the Continuing LLC Owners of an equivalent number of LLC Units held by them (and corresponding cancellation of an equivalent number of shares of Class B common stock).

As described in (ii) above, pursuant to and subject to the terms of the LLC Agreement, the Continuing LLC Owners have the right to exchange their LLC Units (together with the cancellation of a corresponding number of shares of Class B common stock in connection with any such exchange) for, generally, at the option of The Habit Restaurants, Inc. (such determination to be made by the disinterested members of our board of directors), (i) cash consideration (generally calculated based on the volume-weighted average price of the Class A common stock of The Habit Restaurants, Inc., as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A common stock of The Habit Restaurants, Inc. for the 15 trading days immediately prior to the delivery date of a notice of exchange) or (ii) shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

We have implemented the procedures set forth in the LLC Agreement pursuant to which such holders can redeem, on a one-for-one basis, their LLC Units for newly-issued shares of Class A common stock that will be sold. As any Continuing LLC Owner exchanges its LLC Units (and an equal number of shares of Class B common stock are cancelled), The Habit Restaurants, Inc. will acquire additional LLC Units in connection with such exchange. Therefore, the number of LLC Units held by The Habit Restaurants, Inc. will correspondingly increase.

(2)	The number of shares of Class A common stock to be outstanding after the sale of Class A common stock by the selling stockholders assumes the exchange by selling stockholders of all outstanding LLC Units (and the corresponding cancellation of an equivalent number of shares of Class B common stock) held by them.

RISK FACTORS

Investing in our securities involves risks. Before investing in the securities offered pursuant to this prospectus, you should consider carefully the risk factors below, together with those incorporated by reference in this prospectus from our Annual Report filed with the SEC, as well as the risks, uncertainties and additional information (i) set forth from time to time in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (ii) contained in any applicable prospectus supplement or free writing prospectus. For a description of these reports and documents, and information about where you can find them, see “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company and your investment in our securities. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business or prospects.

Risks Related to This Offering

The substantial number of shares that are eligible for sale could cause the market price for our Class A common stock to decline or make it difficult for us to sell equity securities in the future.

The selling stockholders aggregately own more than 50% of our shares of Class A common stock as a result of their ownership of LLC Units in The Habit Restaurants, LLC (which LLC Units are exchangeable, together with the cancellation of a corresponding number of shares of Class B common stock, for newly issued shares of our Class A common stock on a one-for-one basis). Expectations that shares of our Class A common stock may be sold by the selling stockholders could create an “overhang” that may adversely affect the market price for our Class A common stock.

We cannot predict the effect on the market price of our Class A common stock from time to time as a result of (i) sales by the selling stockholders of some or all of the shares of our Class A common stock under this prospectus, (ii) the availability of such shares of Class A common stock for sale by the selling stockholders, or (iii) the perception that such shares or additional shares of our Class A common stock may be offered for sale by the selling stockholders. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline or make future offerings of our equity securities more difficult. Any sale, or perceived impending sale, of a substantial number of shares of our Class A common stock could cause our stock price to fluctuate or decline.

There are 13,759,754 shares of our Class A common stock outstanding as of December 15, 2015. The 14,501,236 shares of Class A common stock that may be sold under this prospectus represent a substantial additional number of shares of our Class A common stock that would be outstanding after this offering is completed.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the information incorporated by reference in this prospectus, includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “potentially,” “can,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we and our partners operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). We believe that these risks and uncertainties include, but are not limited to, those described in the section entitled “Risk Factors,” which include but are not limited to the following:

•	difficulties executing our growth strategy and opening new restaurants that are profitable;

•	ineffectively competing in our industry;

•	difficulties maintaining increases in average restaurant revenue and comparable restaurant sales;

•	increases in food and supply costs or failure to receive frequent deliveries of food ingredients and other supplies;

•	limited control over franchisees and licensees, including Reichard Bros. Enterprises, Inc.;

•	negative publicity relating to one of our restaurants, including one of our franchised/licensed restaurants;

•	the impact of governmental laws and regulation;

•	food safety and foodborne illness concerns;

•	changes in economic conditions and adverse weather and other unforeseen conditions, especially in Southern California;

•	new information or attitudes regarding diet and health;

•	difficulties with certain vendors, suppliers and distributors we rely on or will rely on;

•	failure to maintain our corporate culture as we grow and changes in consumer recognition of our brand;

•	changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel;

•	labor shortages, unionization activities, labor disputes or increased labor costs, including increased labor costs resulting from minimum wage increases;

•	inadequately protecting our intellectual property or breaches of security of confidential consumer information; and

•	the impact of our election and the loss of our ability to avail ourselves of the controlled-company exemptions from corporate governance requirements of the NASDAQ rules.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base the forward-looking statements contained in this prospectus on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

You are cautioned not to place undue reliance on the forward-looking statements contained in this prospectus as predictions of future events, and we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements contained in this prospectus will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We qualify all forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any cash proceeds from any sale of shares of our Class A common stock by any selling stockholders pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Please note that, with respect to any of our shares held in book-entry form through The Depository Trust Company or any other share depositary, the depositary or its nominee is the sole registered and legal owner of those shares, and references in this prospectus to any “stockholder” or “holder” of those shares means only the depositary or its nominee. Persons who hold beneficial interests in our shares through a depositary are not registered or legal owners of those shares and are not recognized as such for any purpose. For example, only the depositary or its nominee is entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depositary or its nominee. Owners of beneficial interests in those shares will have to look solely to the depositary with respect to any benefits of share ownership, and any rights they may have with respect to those shares will be governed by the rules of the depositary, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depositary.

General

The total amount of our authorized capital stock consists of 70,000,000 shares of Class A common stock, par value $0.01 per share and 70,000,000 shares of Class B common stock, par value $0.01 per share.

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our board of directors. These provisions include a classified board of directors, elimination of stockholder action by written consents (except in limited circumstances), elimination of the ability of stockholders to call special meetings (except in limited circumstances), advance notice procedures for stockholder proposals and supermajority vote requirements for amendments to our certificate of incorporation and by-laws.

Registration Rights

Certain holders of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our registration rights agreement and are described in additional detail below. We have entered into such registration rights agreement with certain holders of LLC Units pursuant to which we have granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of Class A common stock delivered upon exchange of LLC Units held by them (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock). We will pay the registration expenses (other than underwriting discounts, selling commissions or any other brokerage or underwriting fees and expenses) of the holders of the shares registered pursuant to the registrations described below.

KarpReilly, LLC (“KarpReilly”) and its affiliates are entitled to certain demand registration rights. KarpReilly and its affiliates can request that we register the offer and sale of their shares. Such request for registration must cover securities the anticipated aggregate offering price of which, net of registration expenses, is at least $10 million ($25 million in the case of an underwritten offering). If from the time of any request through the date when such registration becomes effective, we engaged or have firm plans to engage within 90 days of such request in a registered public offering, then we may, at our option, decline such request.

If we propose to register, or receive a demand to register, the offer and sale of any of our securities under the Securities Act, in connection with the public offering of such securities, each party to the registration rights agreement is entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. Upon the written request of any party to the registration rights agreement given after we provide notice of registration, we must use reasonable efforts to cause all such parties’ requested registrable shares to be registered. If we register a “piggyback” offering, our Board shall have the right to designate the managing underwriter. Each “piggyback” offering may have a maximum offering size, to be determined by the managing underwriter, so as the aggregate number of shares do not have a material adverse effect on the offering, and in such case, each party entitled to certain “piggyback” registration rights would have his, her or its registrable shares included in the offering reduced on a pro rata basis.

The registration rights agreement includes customary indemnification provisions in favor of any person who is or might be deemed a controlling person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registrations. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we are not required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.

Common Stock

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of Class A common stock is entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine. Holders of our Class B Common Stock do not have any right to receive dividends.

Voting Rights. Holders of our Class A common stock and our Class B common stock have voting power over The Habit Restaurants, Inc., the sole managing member of The Habit Restaurants, LLC, at a level that is consistent with their overall equity ownership of our business. Pursuant to our amended and restated certificate of incorporation and amended and restated bylaws, each share of Class A common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Class A common stock are entitled to vote. Each holder of Class B common stock shall be entitled to the number of votes equal to the total number of LLC Units held by such holder multiplied by the exchange rate specified in the LLC Agreement with respect to each matter presented to our stockholders on which the holders of Class B common stock are entitled to vote. Accordingly, the holders of LLC Units collectively have a number of votes that is equal to the aggregate number of LLC Units that they hold. Subject to any rights that may be applicable to any then outstanding preferred stock, our Class A and Class B common stock vote as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise provided in our amended and restated certificate of incorporation or amended and restated bylaws or required by applicable law. Holders of our Class A and Class B common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our amended and restated certificate of incorporation, our amended and restated bylaws, or as required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.

Preemptive Rights. Our Class A common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion or Redemption Rights. Our Class A common stock is not convertible or redeemable.

Liquidation Rights. Upon our liquidation, the holders of our Class A common stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of our Class B common stock do not have any right to receive a distribution upon a voluntary or involuntary liquidation, dissolution or winding up of our affairs. Notwithstanding the foregoing, The Habit Restaurants, LLC will bear the cost of or reimburse The Habit Restaurants, Inc. for certain expenses incurred by The Habit Restaurants, Inc., including all of the expenses of this offering.

Preferred Stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Class A common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our Class A common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our Class A common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our Class A common stock and the market value of our Class A common stock. There are no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Anti-Takeover Effects of our Amended and Restated Certificate of Incorporation and By-Laws

Our amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.

These provisions include:

Classified Board. Our amended and restated certificate of incorporation provide that our board of directors are divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors are elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our amended and restated certificate of incorporation also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors is to be fixed exclusively pursuant to a resolution adopted by our board of directors. Our board of directors currently consists of seven directors.

Action by Written Consent; Special Meetings of Stockholders. Our amended and restated certificate of incorporation provide that, from and after the first date on which our Sponsor and its affiliates cease to beneficially own more than 50% of our outstanding shares, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation and the amended and restated by-laws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors or, until the date that our Sponsor and its affiliates cease to beneficially own more than 50% of our outstanding shares, at the request of holders of 50% or more of our outstanding shares. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Removal of Directors. Our amended and restated certificate of incorporation provide that our directors may be removed only for cause by the affirmative vote of at least 75% of the voting power of our outstanding shares of capital stock, voting together as a single class. Due to this supermajority vote requirement, a minority of our stockholders may be able to prevent a change in the composition of our board.

Advance Notice Procedures. Our amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the by-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Super Majority Approval Requirements. The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws requires a greater percentage. Our amended and restated certificate of incorporation and amended and restated by-laws provide that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors are required to amend, alter, change or repeal specified provisions once our Sponsor and its affiliates cease to beneficially own more than 50% of our outstanding shares. Due to this supermajority vote requirement, a minority of our stockholders may be able to exercise veto power over any such amendments.

Authorized but Unissued Shares. Our authorized but unissued shares of Class A common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Class A common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our Class A common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. We have elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that our Sponsor, certain of its transferees, and its affiliates are not deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly are not subject to such restrictions.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy of the company in the business opportunities of our Sponsor and of its officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to a director or officer of the company in his or her capacity as a director or officer of the company.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limit the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we will indemnify them to the fullest extent permitted by such law. We entered into indemnification agreements with our current directors and executive officers prior to the completion of the IPO and expect to enter into a similar agreement with any new directors or executive officers.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219.

Exchange Listing

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “HABT.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF SHARES OF CLASS A COMMON STOCK

The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of shares of our Class A common stock issued pursuant to this offering by “non-U.S. holders,” as defined below. This summary deals only with shares of our Class A common stock acquired by a non-U.S. holder in this offering that are held as capital assets within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax considerations applicable to a non-U.S. holder that is subject to special treatment under U.S. federal income tax laws, including: a dealer in securities or currencies; a financial institution; a tax-exempt organization; a non-U.S. government; an insurance company; a person holding shares of our Class A common stock as part of a hedging, integrated, conversion or straddle transaction or a person deemed to sell our Class A common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of accounting; an entity or arrangement that is treated as a partnership or disregarded entity for U.S. federal income tax purposes; a person that received shares of our Class A common stock in connection with services provided to the company or any of its affiliates; a person whose “functional currency” is not the U.S. dollar; a “controlled foreign corporation”; or a “passive foreign investment company.”

This summary is based upon provisions of the Code, and applicable Treasury regulations promulgated or proposed thereunder, rulings and judicial decisions, all as in effect as of the date hereof. Those authorities may be changed, perhaps with retroactive effect, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (“IRS”) will concur with the discussion of the tax considerations set forth below, and we have not obtained, and we do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of shares of our Class A common stock. This summary does not address all aspects of U.S. federal income tax and does not address any state, local, non-U.S., gift, or estate tax considerations or any considerations relating to the alternative minimum tax or the Medicare tax on net investment income.

For purposes of this discussion, a “non-U.S. holder” is a beneficial holder of shares of our Class A common stock that is for U.S. federal income tax purposes not a partnership or disregarded entity and not (i) an individual citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or otherwise treated as a domestic corporation for U.S. federal income tax purposes); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds shares of our Class A common stock, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, and any person holding shares of our Class A common stock through such a partnership, are urged to consult their own tax advisors regarding the acquisition, ownership and disposition of shares of our Class A common stock.

Non-U.S. holders of shares of our Class A common stock are urged to consult their own tax advisors concerning the tax considerations related to the acquisition, ownership and disposition of shares of our Class A common stock in light of their particular circumstances, as well as any tax considerations relating to gift or estate taxes, the alternative minimum tax or to the Medicare tax on net investment income, and any tax considerations arising under the laws of any other jurisdiction, including any state, local and non-U.S. income and other tax laws.

Distributions

We do not currently expect to make distributions in respect of shares of our Class A common stock. In the event that we do make a distribution of cash or property with respect to shares of our Class A common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will first constitute a return of capital and will reduce a holder’s adjusted tax basis in shares of our Class A common stock, determined on a share-per-share basis, but not below zero. Any remaining excess will be treated as capital gain and subject to the tax treatment described below in the section entitled “—Sale, Exchange, Redemption or Certain Other Taxable Dispositions of Our Class A Common Stock.”

Unless dividends, if any, are effectively connected with a non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained in the United States), dividends paid to a non-U.S. holder of shares of our Class A common stock generally will be subject to U.S. federal tax (which generally will be collected through withholding) at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty). Even if a non-U.S. holder is eligible for a lower treaty rate, dividend payments generally will be subject to withholding at a 30% rate (rather than the lower treaty rate) unless the non-U.S. holder provides a valid IRS Form W-8BEN or W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate.

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or the relevant withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Any dividends paid on shares of our Class A common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment or fixed base maintained in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Non-U.S. holders who do not timely provide us or the relevant withholding agent with the required certification, but who qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a tax treaty.

If at the time a distribution is made we are not able to determine whether or not it will be treated as a dividend for U.S. federal income tax purposes (as opposed to being treated as a return of capital or capital gain), we or a financial intermediary may withhold tax on all or a portion of such distribution at the rate applicable to dividends. However, a non-U.S. holder may obtain a refund of any excess withholding by timely filing an appropriate claim for refund with the IRS.

Any distribution described in this section would also be subject to the discussion below in the section entitled “—Foreign Account Tax Compliance Act.”

Sale, Exchange, Redemption or Certain Other Taxable Dispositions of Our Class A Common Stock

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized upon a sale, exchange or other taxable disposition of shares of our Class A common stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than as a distribution for U.S. federal income tax purposes) unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained in the United States); (ii) the non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (iii) we are or have been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period for shares of our Class A common stock (the “relevant period”) and certain other conditions are met, as described below.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on a net basis with respect to such gain in the same manner as if such holder were a resident of the United States. In addition, if the non-U.S. holder is a corporation for U.S. federal income tax purposes, such gains may, under certain circumstances, also be subject to the branch profits tax at a rate of 30% (or at a lower rate prescribed by an applicable income tax treaty).

If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the gain from a disposition of our Class A common stock, which may be offset by capital losses allocable to U.S. sources during the taxable year of disposition (even though the non-U.S. holder is not considered a resident of the United States).

With respect to the third exception above, we believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests, there can be no assurances that we will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Even if we are or become a USRPHC, a non-U.S. holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of shares of our Class A common stock by reason of our status as a USRPHC so long as (i) shares of our Class A common stock continue to be regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code) during the calendar year in which such disposition occurs and (ii) such non-U.S. holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of the shares of our common stock at any time during the relevant period. If we are a USRPHC and the requirements described in clauses (i) or (ii) in the preceding sentence are not met, gain on the disposition of shares of our Class A common stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Information Reporting and Backup Withholding Tax

We or a financial intermediary must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on shares of our Class A common stock paid to such holder and the tax withheld, if any, with respect to such distributions, regardless of whether withholding was required. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. A non-U.S. holder will generally be subject to backup withholding at the then applicable rate for dividends paid to such holder unless such holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or such other applicable form and documentation as required by the Code or the Treasury regulations) certifying under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to U.S. federal withholding tax, as described above in the section entitled “Distributions,” generally will be exempt from U.S. backup withholding.

Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale or other disposition of shares of our Class A common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless such holder certifies that it is not a U.S. person (as defined under the Code) and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Prospective investors should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

Under legislation commonly referred to as the Foreign Account Tax Compliance Act, as modified by Treasury regulations and subject to any official interpretations thereof, any applicable intergovernmental agreement between the United States and a non-U.S. government to implement these rules and improve international tax compliance, or any fiscal or regulatory legislation or rules adopted pursuant to any such agreement (collectively, “FATCA”), a 30% withholding tax will apply to dividends on, or gross proceeds from the sale or other disposition of, shares of our Class A common stock paid to certain non-U.S. entities (including financial intermediaries) unless various information reporting and due diligence requirements, which are different from and in addition to the certification requirements described elsewhere in this discussion, have been satisfied (generally relating to ownership by U.S. persons of interests in or accounts with those entities). The withholding rules apply currently to payments of dividends on shares of our Class A common stock. The withholding rules are scheduled to apply to payments of gross proceeds from dispositions of shares of our Class A common stock beginning January 1, 2017.

Holders of shares of our Class A common stock should consult their tax advisors regarding the possible impact of FATCA on their investment in our Class A common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

SELLING STOCKHOLDERS

The selling stockholders named below may offer from time to time in the future up to an aggregate of 14,501,236 shares of our Class A common stock. As of the date of this prospectus, the selling stockholders collectively hold 12,241,482 LLC Units in The Habit Restaurants, LLC and 2,259,754 restricted shares of Class A common stock. Pursuant to the terms of the LLC Agreement, each LLC Unit of The Habit Restaurants, LLC held by the selling stockholders is exchangeable for, generally, at the option of The Habit Restaurants, Inc. (such determination to be made by the disinterested members of our board of directors), (i) cash consideration (generally calculated based on the volume-weighted average price of the Class A common stock of The Habit Restaurants, Inc., as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A common stock of The Habit Restaurants, Inc. for the 15 trading days immediately prior to the delivery date of a notice of exchange) or (ii) shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

The following table sets forth the selling stockholders’ beneficial ownership of our Class A common stock as of the date of this prospectus. Each selling stockholder has the right to exchange any (but no less than 1,000 LLC Units, except with our consent) or all of such selling stockholder’s LLC Units in accordance with the LLC Agreement. The number and percentage of shares beneficially owned after this offering for each selling stockholder assumes the exchange by the selling stockholders of all LLC Units owned by them for the equivalent number of our shares of Class A common stock and sale of all such shares offered by the selling stockholders and that each selling stockholder does not acquire any additional shares or units. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

The selling stockholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, LLC Units or shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below. The maximum number of shares of Class A common stock offered hereby assumes the selling stockholders exchange all of their LLC Units held on the date on which they provided the information set forth in the table below and we elect to satisfy all exchange requests by issuing only shares of Class A common stock. Assuming we do issue shares of our Class A common stock to a holder of LLC Units upon an exchange, such holder may offer for sale all, some or none of such shares of Class A common stock. Therefore, it is difficult to estimate with any degree of certainty the aggregate number of shares that the selling stockholders will ultimately offer pursuant to this prospectus or that the selling stockholders will ultimately own upon completion of the offering to which this prospectus relates. The following table does not take into effect any restrictions on ownership or transfer as described in “Description of Capital Stock.”

Information about additional selling stockholders, if any, including their identities and the Class A common stock to be registered on their behalf, may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus if and when necessary.

The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our Class A common stock offered by this prospectus:

	LLC Units (and an equivalent number of shares of Class B common stock) owned prior to this offering		Number of LLC Units to be exchanged (and an equivalent number of shares of Class B common stock to be cancelled) in this offering(+)(1)		LLC Units (and an equivalent number of shares of Class B common stock) owned following this offering(+)		Shares of Class A common stock owned prior to this offering(×)		Shares of Class A common stock that may be sold in this offering(^)(2)		Shares of Class A common stock owned following this offering(×) (3)
Name of beneficial owner (4)	No.	%	No.	%	No.	%(5)	No.	%(6)	No.	%(5)	No.	%(5)
Adam Baird	45,603	*	45,603	*	—	*	—	—	45,603	*	—	*
Alice Elliot	4,506	*	4,506	*	—	*	—	—	4,506	*	—	*
Arnel Mendoza	13,317	*	13,317	*	—	*	—	—	13,317	*	—	*
Axiom Partners LLC	99,552	*	99,552	*	—	*	—	—	99,552	*	—	*
Bendel Family Trust, dated August 27, 2004	718,958	2.8	718,958	2.8	—	*			718,958	2.8		*
Benjamin Ivie	10,134	*	10,134	*	—	*	—	—	10,134	*	—	*
Brent Reichard and Affiliates(8):
Brent Reichard	388,490.0	1.5	1,662,903	1.5	—	*	—	—	1,662,903	1.5	—	*
Habit Founders, LLC	448	*	448	*	—	*			448	*		*
Reichard Bros. Enterprises, Inc.	1,273,965	4.9	1,273,965	4.9	—	*	—	—	1,273,965	4.9	—	*
Christopher Corners	1,717	*	1,717	*	—	*			1,717	*		*
Christopher Schlueter	10,632	*	10,632	*	—	*			10,632	*		*
Christopher Wadeleigh	7,590	*	7,590	*	—	*	—	—	7,590	*	—	*
Elliot-Herbst Family Trust, LLC	30,502	*	30,502	*	—	*	—	—	30,502	*	—	*
Eric Simoni	7,590	*	7,590	*	—	*			7,590	*		*
Francisco Silva	4,557	*	4,557	*	—	*			4,557	*		*
Frank Lugo	3,822	*	3,822	*	—	*	—	—	3,822	*	—	*
Fresh Concepts, LLC	267,303	1.0	267,303	1.0	—	*	—	—	267,303	1.0	—	*
Gabor Ron Elody	13,335	*	13,335	*	—	*	—	—	13,335	*	—	*
Gerardo Jaimez	5,913	*	5,913	*	—	*			5,913	*		*
Greg Hanssen	3,310	*	3,310	*	—	*			3,310	*		*
Ira Fils	263,553	1.0	263,553	1.0	—	*	—	—	263,553	1.0	—	*
Jaime Ramos	6,056	*	6,056	*	—	*	—	—	6,056	*	—	*
Joaquin Soto	7,390	*	7,390	*	—	*	—	—	7,390	*	—	*
John Thomas	9,608	*	9,608	*	—	*	—	—	9,608	*	—	*
Jorge Ceja	6,058	*	6,058	*	—	*	—	—	6,058	*	—	*
Jose Valdez	5,913	*	5,913	*	—	*	—	—	5,913	*	—	*
Juan Camarena	8,257	*	8,257	*	—	*			8,257	*		*
Julius Lopez	8,257	*	8,257	*	—	*			8,257	*		*
KarpReilly and Affiliates(7):
Habit Restaurant Co-Invest, LLC	—	—	—	—	—	*	2,259,754	16.4	2,259,754	16.4	—	*
KarpReilly HB Co-Invest, LLC	3,719,483	14.3	3,719,483	14.3	—	*	—	—	3,719,483	14.3	—	*
KarpReilly Investments, LLC	1,977,129	7.6	1,977,129	7.6	—	*	—	—	1,977,129	7.6	—	*
PEG U.S. Direct Corporate Finance Institutional Investors III LLC	1,969,202	7.6	1,969,202	7.6	—	*	—	—	1,969,202	7.6	—	*
522 Fifth Avenue Fund, L.P.	19,891	*	19,891	*	—	*	—	—	19,891	*	—	*

	LLC Units (and an equivalent number of shares of Class B common stock) owned prior to this offering		Number of LLC Units to be exchanged (and an equivalent number of shares of Class B common stock to be cancelled) in this offering(+)(1)		LLC Units (and an equivalent number of shares of Class B common stock) owned following this offering(+)		Shares of Class A common stock owned prior to this offering(×)		Shares of Class A common stock that may be sold in this offering(^)(2)		Shares of Class A common stock owned following this offering(×) (3)
Name of beneficial owner (4)	No.	%	No.	%	No.	%(5)	No.	%(6)	No.	%(5)	No.	%(5)
Kiavosh Mazarei	8,257	*	8,257	*	—	*			8,257	*		*
Lawrence Cousins	42,468	*	42,468	*	—	*	—	—	42,468	*	—	*
Leonard Marquez	6,072	*	6,072	*	—	*			6,072	*		*
Lisa Zaroff	6,656	*	6,656	*	—	*			6,656	*		*
Luis Morales	4,557	*	4,557	*	—	*			4,557	*		*
Maricela Gutierrez	6,656	*	6,656	*	—	*	—	—	6,656	*	—	*
Matthew Hood	66,829	*	66,829	*	—	*	3,000	*	66,829	*	3,000	*
Michael Mirkil	48,479	*	48,479	*	—	*			48,479	*		*
Michael Repetti	44,505	*	44,505	*	—	*	—	—	44,505	*	—	*
Michele Lange	5,715	*	5,715	*	—	*			5,715	*		*
Oscar Jeronimo	5,715	*	5,715	*	—	*			5,715	*		*
Paulo Salgado	13,275	*	13,275	*	—	*	—	—	13,275	*	—	*
Peter Whitwell	68,931	*	68,931	*	—	*	—	—	68,931	*	—	*
Raymond Nopper	51,497	*	51,497	*	—	*	—	—	51,497	*	—	*
Robert Ploughe	12,011	*	12,011	*	—	*			12,011	*		*
Robert Wach	10,632	*	10,632	*	—	*	—	—	10,632	*	—	*
Ronald Obando	7,590	*	7,590	*	—	*			7,590	*		*
Rosendo Hernandez	8,308	*	8,308	*	—	*			8,308	*		*
Russell Friend	94,051	*	94,051	*	—	*			94,051	*		*
Sam Samra	6,656	*	6,656	*	—	*	—	—	6,656	*	—	*
Serritella Family Trust	277,876	1.1	277,876	1.1	—	*			277,876	1.1		*
Steven Standlea	8,494	*	8,494	*	—	*	—	—	8,494	*	—	*
Tanya Corners	21,647	*	21,647	*	—	*			21,647	*		*
Teresa DeHart	1,062	*	1,062	*	—	*			1,062	*		*
The BWH Family Trust Dated August 3, 2011	115,135	*	115,135	*	—	*	—	—	115,135	*	—	*
The David C. Nordahl Living Trust u/d/t dated November 22, 2004	324,193	1.2	324,193	1.2	—	*	—	—	324,193	1.2	—	*
The Phillips Family Trust	47,373	*	47,373	*	—	*	—	—	47,373	*	—	*
Tony Warren	7,594	*	7,594	*	—	*	—	—	7,594	*	—	*
Valentin Alvarez	7,207	*	7,207	*	—	*	—	—	7,207	*	—	*

*	Represents beneficial ownership of less than 1%
(+)	Subject to the terms of the LLC Agreement, Continuing LLC Owners will exchange, on a one-for-one basis, their LLC Units for newly-issued shares of Class A common stock, to the extent they offer or sell shares of Class A common pursuant to this prospectus (and an equivalent number of shares of Class B common stock held by such selling stockholders will be cancelled in connection with each such LLC Unit exchange). See “Certain Relationships and Related Transactions, and Director Independence—The Habit Restaurants, LLC Limited Liability Company Agreement” in our Annual Report.
(×)	Includes (i) 3,000 shares of Class A common stock acquired under the Company’s Directed Share Program which are not included in this registration statement and (ii) 2,259,754 restricted shares of Class A common stock previously issued to an affiliate of certain Continuing LLC Owners.
(^)	Includes the shares of Class A common stock to be offered or sold by the Continuing LLC Owners after giving effect to the exchange of their respective LLC Units.

(1)	Assumes all LLC Units are exchanged (and all shares of Class B common stock are cancelled) for shares of Class A common stock.
(2)	None of the shares of Class A common stock acquired under the Company’s Directed Share Program will be sold in the offering.
(3)	Assumes the sale by the selling stockholders of all shares of Class A common stock registered pursuant to this prospectus.
(4)	Unless otherwise noted, the address for each beneficial owner listed on the table is c/o The Habit Restaurants, Inc., 17320 Red Hill Avenue, Suite 140, Irvine, CA 92614.
(5)	Percentage of ownership calculated after adding the total number of shares of Class A common stock issued upon exchange of all outstanding LLC Units held by the Continuing LLC Owners to the existing number of shares of Class A common stock outstanding as of December 15, 2015.
(6)	Percentage of ownership calculated against the total number of shares of Class A common stock outstanding as of December 15, 2015.
(7)	Before giving effect to this offering (a) KarpReilly Investments, LLC (“KR Investments”) held 1,977,129 LLC Units and 1,977,129 shares of Class B common stock; (b) KarpReilly HB Co-Invest LLC (“KarpReilly HB”) held 5,708,576 LLC Units and 5,708,576 shares of Class B common stock; and (c) Habit Restaurant Co-Invest LLC (“Co-Invest LLC”) held 2,259,754 shares of Class A common stock in The Habit Restaurants, Inc. and no LLC Units. 1,989,093 of the LLC Units and 1,989,093 of the shares of Class B common stock held by KarpReilly HB represent its beneficial ownership of LLC Units and Class B common stock held directly by PEG U.S. Direct Corporate Finance Institutional Investors III LLC, a Delaware limited liability company (“PEG Direct”) and 522 Fifth Avenue Fund, L.P., a Delaware limited partnership (“522 Fifth”). After giving effect to this offering (a) KR Investments will hold no LLC Units and no shares of Class B common stock; (b) KarpReilly HB will hold no LLC Units and no shares of Class B common stock; and (c) Co-Invest LLC will hold no shares of Class A common stock and no LLC Units. Christopher Reilly and Allan Karp may be deemed the beneficial owners of all the securities held by the entities affiliated with KarpReilly, LLC, as hereinafter described. Messrs. Reilly and Karp, as the sole managers of KarpReilly GP, LLC (“KarpReilly GP”), which is the managing member of KarpReilly HB and Co-Invest LLC, have sole voting and dispositive power over and may be deemed the beneficial owners of all of the securities of KarpReilly HB. KarpReilly GP also has voting and dispositive control over the securities of The Habit Restaurants, Inc. and The Habit Restaurants, LLC held by each of PEG Direct and 522 Fifth, and therefore Messrs. Reilly and Karp may also be deemed the beneficial owner of such securities. Additionally, Messrs. Reilly and Karp, as the sole managers of KR Investments, have sole voting and dispositive power over and may be deemed the beneficial owners of all of the securities of KR Investments. Each of Messrs. Reilly and Karp disclaim ownership of such shares except to the extent of their respective pecuniary interests therein. The principal business address of KR Investments, KarpReilly HB, and Co-Invest LLC is c/o KarpReilly, LLC, 104 Field Point Road, Greenwich, CT 06830.
(8)	Prior to this offering, Reichard Bros. Enterprises, Inc. (“RBE”) beneficially owned 1,273,965 LLC Units directly, as well as a corresponding amount of our Class B common stock. Additionally, Mr. Reichard, as president of RBE, may be deemed the beneficial owner of the 1,273,965 LLC Units beneficially owned by RBE in The Habit Restaurants, LLC directly, as well as a corresponding amount of our Class B common stock. Mr. Reichard further beneficially owns 388,490 LLC Units directly, as well as a corresponding amount of our Class B common stock. Additionally, as sole manager of Habit Founders, LLC, a California limited liability company, Mr. Reichard may be deemed to beneficially own the 448 LLC Units held by Habit Founders, LLC, as well as a corresponding amount of our Class B common stock. All such LLC Units may be exchanged, pursuant to exchange procedures detailed in the LLC Agreement, for cash or shares of Class A common stock of The Habit Restaurants, Inc., at the Issuer’s election. The principal business address of RBE and Mr. Reichard is 3892 State Street, Suite 120, Santa Barbara, CA 93105.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale, from time to time, by the selling stockholders of up to an aggregate of 14,501,236 shares of our Class A common stock. Out of the 14,501,236 shares of Class A common stock that our selling stockholders may offer and sell, (i) 2,259,754 restricted shares of our Class A common stock previously have been issued to one of the selling stockholders, and (ii) the remaining 12,241,482 shares of our Class A common stock issued or issuable by us from time to time to certain of the selling stockholders who are also holders of LLC Units of The Habit Restaurants, LLC upon the exchange by such stockholders of an equivalent number of LLC Units of The Habit Restaurants, LLC (and the corresponding cancellation of an equivalent number of shares of our Class B common stock) held by such stockholders. We are not selling any shares of Class A common stock under this prospectus and we will not receive any proceeds from the issuance of the shares of our Class A common stock to the selling stockholders in exchange for their LLC Units or from the sale of any Class A common shares by the selling stockholders. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

The Class A common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, broker-dealers or agents who may receive fees or commissions in connection with any such sale. The selling stockholders may dispose of the Class A common shares or interests therein by a variety of methods, including the following:

•	on any national securities exchange or quotation service on which our Class A common stock may be listed at the time of sale, including the NASDAQ;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchange or in the over-the-counter market, which may include privately negotiated transactions and sales directly to one or more purchasers;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through underwriters, broker-dealers, agents, in privately negotiated transactions, or any combination of these methods;

•	through short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through private transactions or under Rule 144 under the Securities Act;

•	through a combination of any such methods of sale; and

•	by any other method permitted pursuant to applicable law.

These transactions may include block transactions (in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction) or crosses (in which the same broker-dealer acts as agent on both sides of the trade). Other than Rule 10b5-1 plans that may be adopted from time to time by one or more selling stockholders, the selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of Class A common stock by the selling stockholders. To our knowledge, none of the selling stockholders are broker-dealers or affiliates of broker-dealers.

Selling stockholders also may resell all or a portion of the shares of Class A common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, provided the requirements of such rule are met, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The selling stockholders and any brokers-dealers, agents or underwriters that participate with the selling stockholders in the distribution of our Class A common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer may not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares of our Class A common stock through a block trade or underwritten offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of Class A common stock involved, (iii) the price at which such shares of Class A common stock were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

The selling stockholders and any other person participating in the sale of the shares of our Class A common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our Class A common stock by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares of our Class A common stock to engage in market-making activities with respect to the particular shares of our Class A common stock being distributed. This may affect the marketability of the shares of our Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

We will not receive any cash proceeds from our issuance of shares of Class A common stock to the selling stockholders or the sale by the selling stockholders of our shares of Class A common stock pursuant to this prospectus. We may be required to indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We, our affiliates and our respective directors, officers, employees, agents and control persons may be indemnified by the selling stockholders against liabilities that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we or they may be entitled to contribution.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Ropes & Gray LLP, New York, New York.

EXPERTS

The consolidated financial statements of The Habit Restaurants, Inc. included in and incorporated by reference from the Company’s Annual Report on Form 10-K have been incorporated by reference herein in reliance upon the report of Moss Adams LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

We “incorporate by reference” certain documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 12, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 1, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on August 6, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended September 29, 2015, filed with the SEC on November 5, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on January 7, 2015, March 10, 2015, April 7, 2015, April 16, 2015, April 30, 2015, May 1, 2015, June 24, 2015, July 2, 2015, August 5, 2015, September 28, 2015 and December 10, 2015;

•	our Definitive Proxy Statement filed with the SEC on May 12, 2015, as amended and supplemented by the additional definitive proxy soliciting materials filed with the SEC on May 12, 2015; and

•	The description of our Class A common stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Exchange Act with the SEC on November 17, 2014, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

The Habit Restaurants, Inc.

17320 Red Hill Avenue

Suite 140

Irvine, CA 92614

We also make the documents listed above available without charge through the Investor Relations Section of our website at www.habitburger.com. The contents of this website is not incorporated into this prospectus and our references to a URL for this website is intended to be an inactive textual reference only.

WHERE YOU CAN FIND MORE INFORMATION

The Habit Restaurants, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You can also obtain information about The Habit at the offices of NASDAQ.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

The Habit Restaurants, Inc.

Up to 14,501,236 Shares of Class A Common Stock

PROSPECTUS

December 28, 2015